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                                                                   EXHIBIT 99.11


                             STOCKHOLDERS AGREEMENT

                  STOCKHOLDERS AGREEMENT dated as of January 18, 2001, by and among NEW WORLD COFFEE - MANHATTAN BAGEL, INC., a Delaware corporation (the "Company") and the several holders (the "Stockholders") listed on Schedule I hereto of Series F Preferred Stock, $.001 par value of the Company (the "Series F Preferred Stock").

                  WHEREAS, the Company and certain purchasers (the "Series F Purchasers") have entered into a Series F Preferred Stock and Warrant Purchase Agreement dated as of January 18, 2001 (the " Purchase Agreement"), pursuant to which the Series F Purchasers will purchase from the Company an aggregate of 20,000 shares of Series F Preferred Stock of the Company and warrants (the "Warrants") to purchase shares (the "Warrant Shares") of Common Stock, $.001 par value (the "Common Stock"), of the Company;

                  WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the holders of Series D Preferred Stock (the "Series D Purchasers", together with the Series F Purchasers, the "Stockholders") have entered into an Exchange Agreement (the "Exchange Agreement") with the Company pursuant to which such Series D Preferred Holders have agreed to exchange the shares of Series D Preferred Stock, $.001 par value (the "Series D Preferred Stock"), and warrants issued pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated August 11, 2000 for the respective number of shares of Series F Preferred Stock and Warrants set forth opposite its name on Schedule I hereto;

                  WHEREAS, as an inducement to the Stockholders to consummate the transactions contemplated by the Purchase Agreement and the Exchange Agreement, the Company and each of the Stockholders have agreed to enter into this Agreement; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                  SECTION 1. Election of Directors; Number of Directors. (a) At any annual or special stockholders meeting called for such purpose, and whenever the stockholders of the Company act by written consent with respect to election of directors, each Stockholder agrees to vote or otherwise give such Stockholder's consent in respect of all shares of voting capital stock of the Company (whether now or hereafter acquired) owned by such Stockholder or as to which such Stockholder is entitled to vote, and the Company shall take all necessary and desirable actions within its control, in order to cause:

         (i) the authorized number of directors on the Board of Directors of the Company (the "Board") to be established and remain at nine (9);

         (ii)     the election to the Board of:
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                  (A)      two directors (the "Halpern Denny Designees")
         designated by Halpern Denny III, L.P. ("Halpern Denny"), one of which directors shall initially be William Nimmo and the other director shall initially remain unnamed; provided, however, (i) in the event that (X) the shares of Series F Preferred Stock held by Halpern Denny are redeemed for cash in accordance with the Certificate of Designation or
         (Y) the Notes to be issued in accordance with the Certificate of Designation are paid in full, Halpern Denny shall be entitled to designate only one director and (ii) in the event that (X) Halpern Denny owns less than 2% of the voting stock of the Company and (Y) the events described in clause (i) above have occurred, it shall no longer have the right to designate directors hereunder; and

                  (B) one director (the "Brookwood Designee") designated by Brookwood New World Investors, LLC ("Brookwood"), which director shall initially be Eve Trkla; provided, however, that (X) the shares of Series F Preferred Stock held by Brookwood are redeemed for cash in accordance with the Certificate of Designation or (Y) the Notes to be issued in accordance with the Certificate of Designation are paid in full, Brookwood shall no longer have the right to designate a director hereunder; and

                  (C) one director (the "BET Designee", together with the Halpern Designees and the Brookwood Designee, the "Series F Designees") designated by BET Associates, L.P., which director shall initially be Leonard Tannenbaum;

                  (D) one director (the "Management Director") who shall be the Chief Executive Officer of the Company and, in the event that there are two Halpern Denny Designees, there shall be one additional Management Director; provided, however, that if by the first anniversary hereof, the Company has not (i) consummated an Acquisition of Einstein (as defined in the Purchase Agreement) or (ii) does not control or is not scheduled to control the Board of Directors of Einstein/Noah Bagel Corporation, then there shall only be one Management Director;

                  (E) three individuals other than an employee or officer of the Company or its subsidiaries or any other individual having a relationship which, in the reasonable opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, which individual shall be designated by the non-investor directors (the "Independent Directors"), which Independent Directors shall initially be Karen Hogan, Edward McCabe and Keith Barket;

all of which persons shall hold office, subject to their earlier removal in accordance with clause (iii) below, the By-laws of the Company and applicable corporate law, until their respective successors shall have been elected and shall have qualified;

         (iii) the removal from the Board (with or without cause) of any of the Series F Designee upon the written request of the Stockholder that designated such Series F Designee; and


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         (iv)     upon any vacancy in the Board as a result of any of the Series
F Designee ceasing to be a member of the Board, whether by resignation or otherwise, the election to the Board of a replacement such Series F Designee to be designated as provided in clause (ii) above.

                           (b)      The Company shall establish and maintain an
Audit Committee and a Compensation Committee (collectively, the "COMMITTEES") as soon as practicable after the date hereof. Each Committee shall consist of a maximum of three (3) members. One of the Halpern Denny Directors may, at his or her election, serve on any Committee. In such event, the Halpern Denny Director may only be removed from such Committees, and any such vacancy may be filled, by the entity who designated the Halpern Denny Director.

                  (c) The Board shall meet on a quarterly basis until otherwise agreed by the Board. The Company will reimburse all such directors for all expenses reasonably incurred in connection with attending meetings of the Board.

                  SECTION 2. (a)      Preemptive Rights. The Company hereby
grants to each Stockholder the right to purchase such Stockholder's Proportionate Percentage (as hereinafter defined) of any future Eligible Offering (as hereinafter defined). For purposes of this Section 2(a):

                  "Proportionate Percentage" means, with respect to any Stockholder as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of shares of Common Stock issuable or issued upon exercise of warrants to purchase Common Stock of the Company owned by such Stockholder as of such date, by (ii) the total number of shares of Common Stock outstanding as of such date.

                  "Eligible Offering" means an offer by the Company to sell to investors (including any of its stockholders) for cash, cash equivalents or indebtedness, any securities of the Company, including, without limitation, (i) shares of capital stock of the Company, or any security convertible into or exchangeable for, or carrying rights or options to purchase, capital stock of the Company, (ii) notes, debentures, bond or other evidences of indebtedness of the Company, and
         (iii) any combination or derivative of the foregoing, other than an offering by the Company:

                           (i) to its full-time employees, and/or officers
                  and/or directors and/or consultants and/or advisors of options or warrants to purchase shares of Common Stock representing up to 15% of the fully-diluted Common Stock of the Company in connection with or pursuant to any stock option or restricted stock option plan approved and adopted by the Company, whether currently in existence or created hereafter, or shares issuable upon the exercise thereof; or

                           (ii) in connection with any merger of, or acquisition
                  by, the Company; or

                           (iii) in an underwritten public offering registered
                  under the Securities Act; or


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                           (iv) to a bank or other institutional investor in
                  connection with, and in consideration for, the issuance of debt.

                  (b) The Company shall, before issuing any securities pursuant to an Eligible Offering, give written notice thereof to each Stockholder (the "Offering Notice"). Such notice shall specify the security or securities the Company proposes to issue and the consideration that the Company intends to receive therefor. For a period of fifteen (15) days following the date of such notice, each Stockholder shall be entitled, by written notice to the Company, to elect to purchase all or any part of such Stockholder's Proportionate Percentage of the securities being sold in the Eligible Offering, provided, however, that if two or more securities shall be proposed to be sold as a "unit" in an Eligible Offering, any such election must relate to such unit of securities. In the event that elections pursuant to this Section 2(b) shall not be made with respect to any securities included in an Eligible Offering within such fifteen (15) day period, then the Company may issue such securities to investors, but only for a consideration payable in cash not less than, and otherwise on no more favorable terms to the investors than, that set forth in the Company's notice and only within ninety (90) days after the end of such fifteen (15) day period. In the event that any such offer is accepted by one or more Stockholders within the fifteen (15) day period designated above, the Company shall sell to such Stockholder or Stockholders, and such Stockholder or Stockholders shall purchase from the Company, for the consideration and on the terms set forth in the notice as aforesaid, the securities that such Stockholder or Stockholders shall have elected to purchase.

                  (c) Right of Co-Sale. In the event all of the securities being sold in the Eligible Offering are not purchased pursuant to paragraph (b) above, then each Stockholder shall have the right and option to elect to sell, at the price and on the terms stated in the Offering Notice, all or part of that number of securities being offered which is equal to the product obtained by multiplying (i) the aggregate number of shares or securities covered by the proposed sale by (ii) such Stockholder's Proportionate Percentage. Notwithstanding the foregoing, this provision shall not apply to an Eligible Offering (X) in which the proceeds are used to redeem the Series F Preferred Stock or the notes issuable in accordance with the terms of the Series F Preferred Stock or (Y) if the Company's investment banking firm determines that the exercise by the Stockholder of its rights pursuant to this paragraph (c) would materially impact the Company's ability to sell the Requisite Number of Securities (as hereinafter defined), it being agreed that "materially impact" shall mean the inability to sell at least 75% of the Requisite Number of Securities. For purposes hereof, "Requisite Number of Securities" shall mean the number of securities that the Company's investment banking firm determines is necessary for the Company to issue in order to fund working capital and other general corporate uses of the Company.

                  (d) Preemptive Right Procedures. With respect to any election pursuant to paragraph (a) above, the closing of such sale of securities in an Eligible Offering shall take place at the office of counsel for the purchasing Stockholder no later than sixty (60) days following the delivery date of the Offering Notice, or such other place and earlier date as may be agreed by all parties to the transaction. At such closing, as payment in full for the securities being purchased in an Eligible Offering, and against delivery hereof, the purchasing Stockholder shall deliver to


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the Company a certified, official bank or attorney client trust check, payable to the order of the Company the purchase price of such securities, or shall transfer such purchase price by wire transfer to the account specified by the Company in writing.

         (e) Co-Sale Procedures. With respect to any election pursuant to paragraph (c) above:


                  (i) Any such election shall be made by written notice (a "Co-Sale Notice") to the Company within ten (10) business days after receipt by such Stockholder of the notice required by Section 2(b) above. Thereupon, the Stockholder shall not sell any of the securities to be sold in an Eligible Offering except at the price and on the terms stated in the Company's Offering Notice and, if a Stockholder shall have delivered a Co-Sale Notice in respect thereof as aforesaid, unless such Stockholder shall have been afforded the opportunity to sell the shares in respect of which such Co-Sale Notice shall have been delivered, at said price and on said terms;

                  (ii) Upon electing to participate in a proposed sale pursuant to paragraph (c) above, each Stockholder shall deliver to the Company, as its agent, for transfer to the proposed acquiror, one or more certificates, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed for transfer, with all stock transfer taxes paid and stamps affixed, which represent the number and the type of securities that such Stockholder shall have so elected to sell; and

                  (iii) The stock certificate or certificates delivered by each Stockholder to the Company pursuant to subparagraph (ii) above shall be transferred by the Company to the acquiror in consummation of the sale of the securities pursuant to the terms and conditions specified in the Offering Notice, and the Company shall promptly thereafter remit to such Stockholder that portion of the proceeds to which such Investor is entitled by reason of such participation.

                  SECTION 3. Legend on Stock Certificates. Each certificate representing Warrants, Warrant Shares issuable upon the exercise of the Warrants or shares of Series F Preferred Stock, as the case may be, held by any Stockholder shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

                  "[THE SHARES EVIDENCED BY THIS CERTIFICATE] [THE SECURITY EVIDENCED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE OF SUCH SECURITY] ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 18, 2001 AMONG THE ISSUER AND THE OTHER PARTIES THERETO, AS MAY BE AMENDED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS. COPIES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY


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                  THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY."

                  The Company covenants that it shall keep a copy of this Agreement on file at the address listed in Section 8 for the purpose of furnishing copies to the holders of record of Warrants, Warrant Shares or Series F Preferred Stock, as the case may be.

                  SECTION 4. Representations and Warranties. Each Stockholder represents and warrants to the Company and the other Stockholders as follows:

                  (a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of its or his properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

                  (b) This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (c) The shares of Series F Preferred Stock, the Warrants or the Warrant Shares listed in Schedule I hereto, as the case may be, opposite the name of such Stockholder constitute all the shares of the capital stock of the Company owned by such Stockholder or that such Stockholder has acquired or may acquire pursuant to the Purchase Agreement and the Exchange Agreement.

                  SECTION 5. Headings. Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

                  SECTION 6. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

                  SECTION 7. Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns and transferees any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns and transferees. Anything herein to the contrary notwithstanding, each Stockholder shall have the right to assign its interests hereunder to any transferee, provided that such transferee shall


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agree in writing with the parties hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this Agreement.

                  SECTION 8. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

                  (1) if to the Company, to:

                                 New World Coffee - Manhattan Bagel, Inc.
                                 246 Industrial Way West
                                 Eatontown, New Jersey 07724
                                 Fascimile: 732-544-1315
                                 Attention: Chief Executive Officer

                  with a copy to:

                                 Ruskin, Moscou, Evans & Faltischek, P.C.
                                 170 Old Country Road
                                 Mineola, New York 11501
                                 Facsimile: 516-663-6643
                                 Attention: Stuart Sieger

                  (2) if to any Stockholders, to the address of such Stockholder appearing in Schedule I hereto;

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.

                  SECTION 9. Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof may be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought or by the agreement of (i) the majority of voting power of shares of capital stock of the Company owned by the Stockholders, including the holders of 66-2/3% of the outstanding shares of Series F Preferred Stock and
(ii) the Company; or if such modification, change, discharge or termination would adversely affect the rights of one party hereto without equally affecting all of the other parties hereto, such modification, change, discharge or termination requires the consent of such adversely affected party.

                  SECTION 10. Counterparts. This Agreement may be executed in any number of counterparts (and may be delivered by facsimile), and each such counterpart hereof shall be


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deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  SECTION 11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.


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                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as a sealed instrument, all as of the day and year first above written.

COMPANY:                         NEW WORLD COFFEE - MANHATTAN BAGEL, INC.



                                 By______________________________
                                     Name:
                                     Title:


STOCKHOLDERS:                    HALPERN DENNY III, L.P.



                                 By______________________________
                                     Name:
                                     Title:


                                 BET ASSOCIATES, L.P.

                                 By: BRU Holding Co., LLC
                                     Its General Partner

                                 By: ____________________________
                                     Name:
                                     Title:

                                 BROOKWOOD NEW WORLD INVESTORS LLC

                                 By: Brookwood New World Co., LLC,
                                     Its Managing Member


                                 By: ____________________________
                                     Name:
                                     Title:

                                   SCHEDULE I

                                  STOCKHOLDERS

                                                Series F

Stockholder                                  Preferred Stock      Warrant
-----------                                  ---------------      -------
Halpern Denny III, L.P.                           20,000,000      8,484,112

BET Associates, L.P.                                8,213.01      3,263,178

Brookwood New World Investors, LLC                  8,185.32      3,263,178